Exhibit 4.4

NEOVASC INC.

NOTICE OF

ANNUAL GENERAL AND SPECIAL MEETING

OF SHAREHOLDERS OF

NEOVASC INC.

TO BE HELD ON JUNE 18, 2013

MANAGEMENT INFORMATION CIRCULAR

DATED: MAY 6, 2013

NEOVASC INC.

Suite 2135, 13700 Mayfield Place
Richmond, British Columbia
Canada V6V 2E4
Telephone No.:  (604) 270-4344 - Fax No.:  (604) 270-4384

NOTICE OF ANNUAL GENERAL AND SPECIAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the annual general and special meeting (the “Meeting”) of the shareholders of Neovasc Inc. (the “Company” or “Neovasc”) will be held at 2600 — 595 Burrard St., Vancouver, British Columbia, on June 18, 2013 at 11:00 a.m. (Vancouver time) for the following purposes:

1.              to receive and consider the audited financial statements of the Company for the year ended December 31, 2012 together with the auditor’s report thereon;

2.              to set the number of directors for the ensuing year at six;

3.              to elect directors for the ensuing year;

4.              to appoint an auditor for the ensuing year and authorize the directors to approve the remuneration to be paid to the auditor;

5.              to approve, by special resolution, amendments to the Company’s articles to ratify the rights and restrictions of the common shares;

6.              to approve amendments to the Company’s stock option plan to increase the number of options available for grant by 1,148,081;

7.              to approve certain stock option grants awarded to members of the board of directors and management team; and

8.              to transact such other business as may properly come before the meeting.

The board of directors has fixed May 6, 2013 as the record date for determining the shareholders entitled to receive notice of and vote at the Meeting. Shareholders unable to attend the meeting in person are requested to read the enclosed management information circular and proxy (or Voting Instruction Form, a “VIF”) and complete and deposit the proxy or VIF in accordance with its instructions. Unregistered shareholders must deliver their complete proxy or VIF in accordance with the instructions given by their financial institution or other intermediary that forwarded the proxy to them.

DATED at Vancouver, British Columbia this 9th day of May, 2013.

ON BEHALF OF THE BOARD OF DIRECTORS

Signed: “Chris Clark”
Chris Clark
CFO

These securityholder materials are being sent to both registered and non-registered owners of the securities. If you are a non-registered owner, and the issuer or its agent has sent these materials directly to you, your name and address and information about your holdings of securities, have been obtained in accordance with applicable securities regulatory requirements from the intermediary holding on your behalf. By choosing to send these materials to you directly, the Company (and not the intermediary holding on your behalf) has assumed responsibility for (i) delivering these materials to you, and (ii) executing your proper voting instructions. Please return your voting instructions as specified in the request for voting instructions.

2

NEOVASC INC.

Suite 2135, 13700 Mayfield Place
Richmond, British Columbia
Canada V6V 2E4
Telephone No.:  (604) 270-4344 - Fax No.:  (604) 270-4384

MANAGEMENT PROXY CIRCULAR
as at May 6, 2013

This Management Proxy Circular is furnished in connection with the solicitation of proxies by the management of Neovasc Inc. (the “Corporation” or “Neovasc”) for use at the annual general and special meeting (the “Meeting”) of its shareholders to be held on June 18, 2013 at the time and place and for the purposes set forth in the accompanying notice of the Meeting.

In this Management Proxy Circular, references to the “Corporation”, “Neovasc”, “we” and “our” refer to Neovasc Inc. “Common Shares” means common shares without par value in the capital of the Corporation. “Beneficial Shareholders” means shareholders who do not hold Common Shares in their own name and “intermediaries” refers to brokers, investment firms, clearing houses and similar entities that own securities on behalf of Beneficial Shareholders.

GENERAL PROXY INFORMATION

Solicitation of Proxies

The solicitation of proxies will be primarily by mail, but proxies may be solicited personally or by telephone by directors, officers and regular employees of the Corporation.  The Corporation will bear all costs of this solicitation. We have arranged for intermediaries to forward the meeting materials to beneficial owners of Common Shares held as of record by those intermediaries and we may reimburse the intermediaries for their reasonable fees and disbursements in that regard.

Appointment of Proxyholders

The individuals named in the accompanying form of proxy (the “Proxy”) are officers and/or directors of the Corporation.  If you are a shareholder entitled to vote at the Meeting, you have the right to appoint a person or company other than either of the persons designated in the Proxy, who need not be a shareholder, to attend and act for you on your behalf at the Meeting.  You may do so either by inserting the name of that other person in the blank space provided in the Proxy or by completing and delivering another suitable form of proxy.

Voting by Proxyholder

The persons named in the Proxy will vote or withhold from voting the Common Shares represented thereby in accordance with your instructions on any ballot that may be called for.  If you specify a choice with respect to any matter to be acted upon, your Common Shares will be voted accordingly.  The Proxy confers discretionary authority on persons named therein with respect to:

(a)                                 each matter or group of matters identified therein for which a choice is not specified, other than the appointment of an auditor and the election of directors;

(b)                                 any amendment to or variation of any matter identified therein; and

(c)                                  any other matter that properly comes before the Meeting.

In respect of a matter for which a choice is not specified in the Proxy, the management appointee acting as a proxyholder will vote in favour of each matter identified on the Proxy and, if applicable, for the nominees of management for directors and auditors as identified in the Proxy.

Registered Shareholders

Registered Shareholders may wish to vote by proxy whether or not they are able to attend the Meeting in person.  Registered Shareholders electing to submit a proxy may do so by:

(a)                                 completing, dating and signing the enclosed form of proxy and returning it to the Corporation’s transfer agent, Computershare Trust Company of Canada (“Computershare”), by fax within North America at 1-866-249-7775, outside North America at (416) 263-9524, or by mail to the 9th Floor, 100 University Avenue, Toronto, Ontario, M5J 2Y1 or by hand delivery at 2nd Floor, 510 Burrard Street, Vancouver, British Columbia, V6C 3B9;

(b)                                 using a touch-tone phone to transmit voting choices to a toll free number.  Registered shareholders must follow the instructions of the voice response system and refer to the enclosed proxy form for the toll free number, the holder’s account number and the proxy access number; or

(c)                                  logging on to the internet through Computershare’s website at www.investorvote.com.  Registered Shareholders must follow the instructions that appear on the screen and refer to the enclosed proxy form for the holder’s account number and the proxy access number;

in all cases ensuring that the proxy is received at least 48 hours (excluding Saturdays, Sundays and holidays) before the Meeting or the adjournment thereof at which the proxy is to be used.

Beneficial Shareholders

The following information is of significant importance to shareholders who do not hold Common Shares in their own name.  Beneficial Shareholders should note that the only proxies that can be recognized and acted upon at the Meeting are those deposited by registered shareholders (those whose names appear on the records of the Corporation as the registered holders of Common Shares) or as set out in the following disclosure.

If Common Shares are listed in an account statement provided to a shareholder by a broker, then in almost all cases those Common Shares will not be registered in the shareholder’s name on the records of the Corporation.  Such Common Shares will more likely be registered under the names of intermediaries.  In the United States, the vast majority of such Common Shares are registered under the name of Cede & Co. as nominee for The Depository Trust Company (which acts as depositary for many U.S. brokerage firms and custodian banks), and in Canada, under the name of CDS & Co. (the registration name for The Canadian Depository for Securities Limited, which acts as nominee for many Canadian brokerage firms).

Intermediaries are required to seek voting instructions from Beneficial Shareholders in advance of meetings of shareholders.  Every intermediary has its own mailing procedures and provides its own return instructions to clients.

There are two kinds of Beneficial Shareholders - those who object to their name being made known to the issuers of securities which they own (called “OBOs” for Objecting Beneficial Owners) and those who do not object to the issuers of the securities they own knowing who they are (called “NOBOs” for Non-Objecting Beneficial Owners).

The Corporation is taking advantage of the provisions of National Instrument 54-101 Communication with Beneficial Owners of Securities of a Reporting Issuer that permit it to deliver proxy-related materials directly to its NOBOs. As a result NOBOs can expect to receive a scannable Voting Instruction Form (“VIF”) from our transfer agent, Computershare. The VIF is to be completed and returned to Computershare as set out in the instructions provided on the VIF.  Computershare will tabulate the results of the VIFs received from NOBOs and will provide appropriate instructions at the Meeting with respect to the shares represented by the VIFs they receive.

These securityholder materials are being sent to both registered and non-registered owners of the securities of the Corporation.  If you are a non-registered owner, and the Corporation or its agent has sent these materials directly to you, your name, address and information about your holdings of securities, were obtained in accordance with applicable securities regulatory requirements from the intermediary holding securities on your behalf.

By choosing to send these materials to you directly, the Corporation (and not the intermediary holding securities on your behalf) has assumed responsibility for (i) delivering these materials to you, and (ii) executing your proper voting instructions.  Please return your VIF as specified in the request for voting instructions that was sent to you.

Beneficial Shareholders who are OBOs should follow the instructions of their intermediary carefully to ensure that their Common Shares are voted at the Meeting.

The form of proxy supplied to you by your broker will be similar to the proxy provided to registered shareholders by the Corporation.  However, its purpose is limited to instructing the intermediary on how to vote your Common Shares on your behalf.  Most brokers delegate responsibility for obtaining instructions from clients to Broadridge Financial Solutions, Inc. (“Broadridge”) in the United States and in Canada.  Broadridge mails a VIF in lieu of a proxy provided by the Corporation.  The VIF will name the same persons as the Corporation’s Proxy to represent your Common Shares at the Meeting.  You have the right to appoint a person (who need not be a Beneficial Shareholder of the Corporation), other than any of the persons designated in the VIF, to represent your Common Shares at the Meeting and that person may be you.  To exercise this right, insert the name of the desired representative (which may be you) in the blank space provided in the VIF.  The completed VIF must then be returned to Broadridge by mail or facsimile or given to Broadridge by phone or over the internet, in accordance with Broadridge’s instructions.  Broadridge then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of Common Shares to be represented at the Meeting and the appointment of any shareholder’s representative.  If you receive a VIF from Broadridge, the VIF must be completed and returned to Broadridge, in accordance with its instructions, well in advance of the Meeting in order to have your Common Shares voted or to have an alternate representative duly appointed to attend the Meeting and vote your Common Shares at the Meeting.

Notice to Shareholders in the United States

The solicitation of proxies and the transaction contemplated in this Management Proxy Circular involve securities of an issuer located in Canada and are being effected in accordance with the corporate laws of the Province of British Columbia, Canada and securities laws of the provinces of Canada.  The proxy solicitation rules under the United States Securities Exchange Act of 1934, as amended, are not applicable to the Corporation or this solicitation, and this solicitation has been prepared in accordance with the disclosure requirements of the securities laws of the provinces of Canada.  Shareholders should be aware that disclosure requirements under the securities laws of the provinces of Canada differ from the disclosure requirements under United States securities laws.

The enforcement by Shareholders of civil liabilities under United States federal securities laws may be affected adversely by the fact that the Corporation is incorporated under the Canada Business Corporations Act, as amended, (the “CBCA”) certain of its directors and its executive officers are residents of Canada and a substantial portion of its assets and the assets of such persons are located outside the United States.  Shareholders may not be able to sue a foreign company or its officers or directors in a foreign court for violations of United States federal securities laws.  It may be difficult to compel a foreign company and its officers and directors to subject themselves to a judgment by a United States court.

Revocation of Proxies

In addition to revocation in any other manner permitted by law, a registered shareholder who has given a proxy may revoke it by:

(a)                                 executing a proxy bearing a later date or by executing a valid notice of revocation, either of the foregoing to be executed by the registered shareholder or the registered shareholder’s authorized attorney in writing, or, if the registered shareholder is a corporation, under its corporate seal by an officer or attorney duly authorized, and by delivering the proxy bearing a later date to Computershare Trust Company of Canada or at the address of the registered office of the Corporation at 595 Burrard Street, P.O. Box 49314, Suite 2600, Three Bentall Centre, Vancouver, British Columbia V7X 1L3, at any time up to and including the last business day that precedes the day of the Meeting or, if the Meeting is adjourned, the last business day that precedes any reconvening thereof, or to the chairman of the Meeting on the day of the Meeting or any reconvening thereof, or in any other manner provided by law; or

(b)                                 personally attending the Meeting and voting the registered shareholder’s Common Shares.

A revocation of a proxy will not affect a matter on which a vote is taken before the revocation.

INTEREST OF CERTAIN PERSONS OR COMPANIES IN MATTERS TO BE ACTED UPON

No director or executive officer of the Corporation, nor any person who has held such a position since the beginning of the last completed financial year end of the Corporation, nor any proposed nominee for election as a director of the Corporation, nor any associate or affiliate of the foregoing persons, has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted on at the Meeting other than the election of directors or the appointment of auditors and as may be set out herein.

VOTING SECURITIES AND PRINCIPAL HOLDERS OF VOTING SECURITIES

The board of directors (the “Board”) of the Corporation has fixed May 6, 2013 as the record date (the “Record Date”) for determination of persons entitled to receive notice of the Meeting.  Only shareholders of record at the close of business on the Record Date who either attend the Meeting personally or complete, sign and deliver a form of proxy in the manner and subject to the provisions described above will be entitled to vote or to have their Common Shares voted at the Meeting.

The Common Shares of the Corporation are listed for trading on the TSX Venture Exchange (the “TSXV”).  As of May 6, 2013, there were 47,739,230 Common Shares issued and outstanding, each carrying the right to one vote.  The Corporation is also authorized to issue an unlimited number of Preferred Shares, which do not have voting rights.  There were no Preferred Shares issued and outstanding as at May 6, 2013.

No group of shareholders has the right to elect a specified number of directors, nor are there cumulative or similar voting rights attached to the Common Shares.

To the knowledge of the directors and executive officers of the Corporation, the only person or corporation that beneficially owned, directly or indirectly, or exercised control or direction over, Common Shares carrying more than 10% of the voting rights attached to all outstanding Common Shares of the Corporation as at May 6, 2013 was:

Shareholder Name	Number of Shares Held	Percentage of Issued Shares

Frost Gamma Investments Trust(1)	14,786,219	31.0%

Note:

(1)                                 The above information was supplied by www.sedi.ca.

FINANCIAL STATEMENTS

The audited financial statements of the Corporation for the year ended December 31, 2012, report of the auditor and related management discussion and analysis, all of which may be obtained from SEDAR at www.sedar.com, will be placed before the Meeting and have been filed with the securities commissions or similar regulatory authority in British Columbia, Alberta, Saskatchewan, Manitoba, Ontario and Quebec.

VOTES NECESSARY TO PASS RESOLUTIONS

A simple majority of affirmative votes cast at the Meeting is required to pass the resolutions described herein.  If there are more nominees for election as directors or appointment of the Corporation’s auditor than there are vacancies to fill, those nominees receiving the greatest number of votes will be elected or appointed, as the case may be, until all such vacancies have been filled.  If the number of nominees for election or appointment is equal to the number of vacancies to be filled all such nominees will be declared elected or appointed by acclamation.

ELECTION OF DIRECTORS

The Articles of the Corporation set out that the number of directors of the Corporation will be a minimum of three and a maximum of twenty.  The term of office of each of the six current directors will end at the conclusion of the Meeting.  Unless the director’s office is vacated earlier in accordance with provisions of the CBCA, each director elected will hold office until the conclusion of the next annual meeting of the Corporation, or if no director is then elected, until a successor is elected.

The following table sets out the names of management’s six nominees for election as directors, all major offices and positions with the Corporation and any of its significant affiliates each now holds, each nominee’s principal occupation, business or employment, the period of time during which each has been a director of the Corporation and the number of Common Shares of the Corporation beneficially owned by each, directly or indirectly, or over which each exercised control or direction, as at May 6, 2013:

Name, Country of Residence and Position	Principal Occupation or Business or Employment(1)	Period as a Director of the Corporation	Common Shares Beneficially Owned or Controlled(1)
Paul Geyer(8) BC, Canada Director	Chairman of the Board of the Corporation, Chief Executive Officer, LightIntegra Technology Inc.	Since November 2, 2000	2,144,604	(2)
Alexei Marko BC, Canada Chief Executive Officer and Director	Chief Executive Officer of the Corporation	Since June 12, 2003	333,936	(3)
Doug Janzen(8)(9) BC, Canada Director	CEO of Northview Ventures Inc.	Since June 2, 2005	159,938	(4)
Steven Rubin(8)(10) Florida, USA Director	Executive Vice-President, Administration for OPKO Health, Inc.	Since July l, 2008 and predecessor company since 2007	146,386	(5)
Dr. Jane Hsiao(9)(10) Florida, USA Director	Vice-Chairman and Chief Technology Officer of OPKO Health, Inc.	Since July l, 2008 and predecessor company since 2007	2,441,280	(6)
Dr. William O’Neill(9)(10) Michegan, USA Director	Medical Director, Center for Structural Heart Disease, Henry Ford Hospital, Detroit, Michigan	Since July l, 2008	Nil	(7)

Notes:

(1)                                 The information as to principal occupation, business or employment (for the preceding five years for any new director) and Common Shares beneficially owned or controlled is not within the knowledge of the management of the Corporation and has been furnished by the respective nominees themselves.

(2)                                 Mr. Geyer exercises control over 334,239 Common Shares held in the name of 0778432 B.C. Ltd., a company in which Mr. Geyer is a majority shareholder; 301,677 Common Shares held in the name of Geyer Engineering Ltd., a company in which Mr. Geyer is a majority shareholder; 232,708 Common Shares held in the name of the Geyer Family Trust; 16,655 Common Shares held in the name of PNG Enterprise Foundation, a company in which Mr. Geyer is a majority shareholder, and 985,714 Common Shares held in the name of Quimby Investments (VCC) Ltd., a company in which Mr. Geyer is a majority shareholder.  Mr. Geyer holds options to purchase 355,000 Common Shares and a further 80,000 options to purchase Common Shares which are only exercisable upon shareholder approval of the Corporation’s stock option plan as further detailed below.

(3)                                 Of the 333,936 Common Shares over which Mr. Marko exercises control, 32,871 Common Shares are held in the name of the Alexei J. Marko Family Trust, and 255,604 are held in his personal RRSP.  Mr. Marko holds options to purchase 1,262,500 Common Shares and a further 40,000 options to purchase Common Shares which are only exercisable upon shareholder approval of the Corporation’s stock option plan as further detailed below.

(4)                                 Mr. Janzen holds options to purchase 302,500 Common Shares and a further 65,000 options to purchase Common Shares which are only exercisable upon shareholder approval of the Corporation’s stock option plan as further detailed below.

(5)                                 Mr. Rubin holds options to purchase 295,000 Common Shares and a further 75,000 options to purchase Common Shares which are only exercisable upon shareholder approval of the Corporation’s stock option plan as further detailed below.

(6)                                 Of the 2,441,280 Common Shares over which Dr. Hsiao exercises control, 1,785,714 are held in the name of Hsu Gamma Investment LP, a limited partnership in which Dr. Hsiao holds a majority interest.  Dr. Hsiao holds options to purchase 265,000 Common Shares and a further 65,000 options to purchase Common Shares which are only exercisable upon shareholder approval of the Corporation’s stock option plan as further detailed below.

(7)                                 Dr. O’Neill holds options to purchase 260,000 Common Shares and a further 65,000 options to purchase Common Shares which are only exercisable upon shareholder approval of the Corporation’s stock option plan as further detailed below.

(8)                                 Member of the Audit Committee of the Board.

(9)                                 Member of the Compensation Committee of the Board.

(10)                          Member of the Governance and Nominating Committee of the Board.

None of the proposed nominees for election as a director of the Corporation are proposed for election pursuant to any arrangement or understanding between the nominee and any other person, except the directors and senior officers of the Corporation acting solely in such capacity.

Director Biographies

Paul Geyer — Chairman of the Board and Director

Mr. Geyer is Chairman of the Board of the Corporation.  On July l, 2008, he resigned as President and Chief Executive Officer of the Corporation.

Since June 2009, Mr. Geyer has been Chief Executive Officer of LightIntegra Technology Inc., a private medical device company focused on the development of the ThromboLux technology, used as a point of care device to determine platelet quality for blood transfusions.

Mr. Geyer is an active angel investor and supporter of local technology and life sciences firms.  He is on the board of directors of the LifeSciences British Columbia industry association, as well as a director for several private and public companies.  He served previously on the board of directors for the Medical Device Development Center (MDDC) and MEDEC, the association representing medical device companies across Canada.  Since 2003, Mr. Geyer has actively participated as a member of the board of governors at Science World British Columbia, where he took on the role as the board’s chairman from May 2007 to 2010.  Mr. Geyer was instrumental in the establishment of Science World’s new life sciences gallery, “Body Works”.  In April 2011, Mr. Geyer was awarded the BC LifeSciences Leadership Award.

Mr. Geyer graduated with a B.A.Sc. in electrical engineering from the University of British Columbia in 1988, and has taken numerous post graduate programs in finance and biomedical engineering.  Mr. Geyer is a Certified Director by the UCLA, Anderson Graduate School of Management.

Alexei Marko- Chief Executive Officer and a Director

In October 2007, Mr. Marko was appointed President and Chief Operating Officer of Medical Ventures Corp. (“MEV”), a predecessor company.  Mr. Marko was the Vice President and Chief Operating Officer of MEV from November 2006 to September 2007; and Vice President, Development and Engineering of MEV from February 2006 to November 2006.  Mr. Marko resigned as President of the Corporation on July l, 2008.

Mr. Marko has been the President and Chief Executive Officer of Angiometrx Inc. (or predecessor companies) since 1999.  Mr. Marko has worked extensively in the medical device field for over 15 years.

Mr. Marko is a listed inventor on a number of issued or pending patents related to medical technologies. He is also a registered professional engineer, and sits on the board of directors for the Medical Device Development Centre (MDDC) in Vancouver.  In 2005, he was named one of Business in Vancouver’s “Top Forty Under 40” in recognition of his achievements.

Mr. Marko completed both his B.A.Sc. (Hons) at Queen’s University and an M.A.Sc. in electrical engineering at the University of British Columbia, specializing in medical device development.

Douglas Janzen - Director

Mr. Janzen has been involved in the life sciences industry for the past 19 years. Most recently he was President and CEO of Cardiome Pharma Corp. (“Cardiome”), a NASDAQ listed drug development company that completed an $800M licensing deal with subsidiaries of Merck & Co., Inc. and saw its lead product approved in Europe in 2010. Prior to his involvement with Cardiome, Mr. Janzen was an investment banker with Cormark Securities Inc., a Toronto based investment bank, acting as Managing Director of Life Sciences.

Mr. Janzen is the past Chairman of Life Sciences British Columbia, has served as a director of Biotech Canada, and sits as a Director on a number of public and private boards. Mr. Janzen is a past winner of Vancouver’s Top 40 under 40 award and is currently the CEO of Northview Ventures, an entity which invests in and provides strategic advisory services to a number of technology companies predominately in the Life Sciences industry.

Steven Rubin - Director

Mr. Rubin has served as Executive Vice President - Administration OPKO Health, Inc. (“OPKO”) (NYSE:OPK) since May 2007 and as a director of OPKO since February 2007.  Mr. Rubin served as the Senior Vice President, General Counsel and Secretary of IVAX from August 2001 until September 2006.  Mr. Rubin currently serves on the board of directors of Safestitch Medical, Inc. (OTCQB:SFES), a medical device company, Tiger Media, Inc., (NYSE MKT:IDI), a multi-platform billboard and advertising company in China, PROLOR Biotech, Inc. (NYSE MKT: PBTH), a development stage biopharmaceutical company, Kidville, Inc. (OTCBB:KVIL), which operates large, upscale facilities, catering to newborns through five-year-old children and their families and offers a wide range of developmental classes for newborns to 5 year olds, Non-Invasive Monitoring Systems, Inc. (OTCBB:NIMU), a medical device company, Tiger X Medical, Inc. (OTCBB:CDOM), previously an early-stage orthopedic medical device company specializing in designing, developing and marketing reconstructive joint devices and spinal surgical devices and Castle Brands, Inc. (NYSE MKT:ROX), a developer and marketer of premium brand spirits.  Mr. Rubin previously served on the board of directors of Dreams, Inc., a vertically integrated sports licensing and products company (NYSE MKT: DRJ).

Mr. Rubin holds a B.A. in Economics from Tulane University and a J.D. from the University of Florida.

Dr. Jane H. Hsiao - Director

Dr. Hsiao has served as Vice-Chairman and Chief Technical Officer of OPKO Health, Inc. (“OPKO”) (NYSE:OPK) since May 2007. Dr. Hsiao served as the Vice Chairman-Technical Affairs of IVAX from 1995 to January 2006. Dr. Hsiao served as Chairman, Chief Executive Officer and President of IVAX Animal Health, IVAX’s veterinary products subsidiary, from 1998 to 2006. Dr. Hsiao has served as Chairman of the Board of each of Safestitch Medical, Inc. (OTCQB:SFES) and Non-Invasive Monitoring Systems, Inc. (OTCBB:NIMU), both medical device companies, since September 2007 and October 2008, respectively, and was named Interim Chief Executive Officer of Non-Invasive Monitoring Systems, Inc. in February 2012. Dr. Hsiao is also a director of PROLOR Biotech, Inc. (NYSE MKT: PBTH), a development stage biopharmaceutical company and Neovasc, Inc. (TSXV:NVC), a company developing and marketing medical specialty vascular devices. Dr. Hsiao previously served as a director for Sorrento Therapeutics, Inc. (OTCBB:SRNE), a development stage biopharmaceutical company.

Dr. Hsiao holds a Ph.D. from the University of Illinois.

Dr. William O’Neill - Director

In September 2006, Dr. O’Neill accepted a position as Executive Dean of Clinical Affairs and Chief Medical Officer, University of Miami Health System at the Miller School of Medicine, University of Miami.  Prior to this position, from December 1987 to September 2006, Dr. O’Neill was the director of the division of Cardiovascular Disease at William Beaumont Hospital, Royal Oak, co-director of the Beaumont Heart Center, Royal Oak, since it opened in May, 1999, and was appointed Corporate Chief of Cardiology, William Beaumont Hospitals, Royal Oak and Troy, in 2002.  Dr. O’Neill was named Vice Chair Department of Internal Medicine for Research in January 2003.  Prior to joining Beaumont, he was director of the cardiac catheterization laboratory at the University of Michigan in Ann Arbor and an associate professor of medicine at the University of Michigan Medical School.  Dr. O’Neill is an international leader in the field of interventional cardiology and in the research of new techniques to diagnose and treat obstructed heart arteries. Currently, Dr. O’Neill is the Medical Director, Center for Structural Heart Disease, Henry Ford Hospital, Detroit, Michigan.

He is certified in interventional cardiology and cardiovascular disease by the American Board of Internal Medicine.  An author of more than 35 book chapters, 230 articles, 330 abstracts, Dr. O’Neill provides frequent interviews to local and national media about interventional cardiology.  A graduate of Wayne State University School of Medicine, Dr. O’Neill completed a cardiology fellowship at the University of Michigan Hospital.

Cease Trade Orders and Bankruptcies

No proposed director of the Corporation is, as of the date of this Management Proxy Circular, or has been, within the ten years prior to the date hereof, a director or chief executive officer or chief financial officer of any company (including the Corporation) that: (i) was subject to an order that was issued while the proposed director was acting as a director, chief executive officer or chief financial officer; or (ii) was subject to an order that was issued after the proposed director ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer.

No proposed director of the Corporation is, at the date of this Management Proxy Circular, or has been within ten years before the date of this Management Proxy Circular, a director or executive officer of any company (including the Corporation) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets.

Penalties and Sanctions

No proposed director of the Corporation has been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority, or has been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable securityholder in deciding whether to vote for a proposed director.

Individual Bankruptcies

No proposed director of the Corporation has, within the ten years before the date of this Management Proxy Circular, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the proposed director.

APPOINTMENT OF AUDITOR

Grant Thornton LLP, Chartered Accountants, Suite 2800, 1055 West Georgia Street, Vancouver, British Columbia, will be nominated at the Meeting for reappointment as auditor of the Corporation at remuneration to be fixed by the directors.

To be approved, the resolution must be passed by a majority of the votes cast by the holders of Common Shares at the Meeting. Management recommends a vote “for” in respect of the resolution approving the appointment of the auditor and authorizing the directors to fix the auditor’s remuneration.

AUDIT COMMITTEE AND RELATIONSHIP WITH AUDITOR

National Instrument 52-110 Audit Committees (“NI 52-110”) requires the Corporation, as a venture issuer, to disclose annually in its Management Proxy Circular certain information concerning the constitution of its audit committee (the “Audit Committee”) and its relationship with its independent auditor.  Such disclosure is set forth below:

The Audit Committee’s Charter

The Audit Committee has a charter.  A copy of the Audit Committee charter is attached as Schedule “B” to the circular for the June 3, 2008 annual meeting (the “Audit Committee Charter”) and is filed on www.sedar.com.

Composition of the Audit Committee

The members of the Audit Committee are Paul Geyer, Steven Rubin and Doug Janzen.

Mr. Geyer is not an independent member of the Audit Committee as he is a former executive officer of the Corporation.  Messrs. Rubin and Janzen are independent members of the Audit Committee.  All members of the Audit Committee are considered to be financially literate.

Relevant Education and Experience

See heading “Director Biographies” above for a description of the education and experience of each of the members of the Audit Committee that is relevant to their performance as an audit committee member, in particular, any education or experience that would provide the member with:

(i)                                     an understanding of the accounting principles used by the issuer to prepare its financial statements, and the ability to assess the general application of those principles in connection with estimates, accruals and reserves;

(ii)                                  experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the issuer’s financial statements, or experience actively supervising individuals engaged in such activities; and

(iii)                               an understanding of internal controls and procedures for financial reporting.

Audit Committee Oversight

The Audit Committee has not made any recommendations to the Board to nominate or compensate any auditor other than Grant Thornton LLP.

Reliance on Certain Exemptions

The Corporation’s auditor, Grant Thornton LLP, has not provided any material non-audit services during the financial year ended December 31, 2012.

Since the effective date of NI 52-110, the Corporation has not relied on the exemptions contained in section 2.4 or Part 8 of NI 52-110. Section 2.4 provides an exemption from the requirements that the Audit Committee must pre-approve all non-audit services to be provided by the auditor, where the total amount of fees related to the non-audit services are not expected to exceed 5% of the total fees payable to the auditor in the fiscal year in which the non-audit services were provided. Section 8 permits a company to apply to a securities regulatory authority for an exemption from the requirements of NI 52-110, in whole or in part.

Pre-Approval Policies and Procedures

See Audit Committee Charter for specific policies and procedures for the engagement of non-audit services.

Exemption

The Corporation is relying upon the exemption in section 6.1 of NI 52-110 in respect of the composition of its Audit Committee and in respect of its reporting obligations under NI 52-110 for the year ended

December 31, 2012.  This exemption exempts a “venture issuer” from the requirement to have 100% of the members of its Audit Committee independent, as would otherwise be required by NI 52-110.

External Auditor Service Fees

The Audit Committee has reviewed the nature and amount of the non-audited services provided by Grant Thornton LLP to the Corporation to ensure auditor independence.  Fees incurred with Grant Thornton LLP for audit and non-audit services in the last two fiscal years for audit fees are outlined in the following table:

Nature of Services	Fees Paid to Auditor in Year Ended December 31, 2011	Fees Paid to Auditor in Year Ended December 31, 2012
Audit Fees(1)	$65,836	$51,929
Audit-Related Fees(2)	Nil	Nil
Tax Fees(3)	$36,675	$2,100
All Other Fees(4)	Nil	Nil
Total	$102,511	$54,029

Notes:

(1)                                 “Audit Fees” include fees necessary to perform the annual audit and quarterly reviews of the Corporation’s consolidated financial statements.  Audit Fees include fees for review of tax provisions and for accounting consultations on matters reflected in the financial statements.  Audit Fees also include audit or other attest services required by legislation or regulation, such as comfort letters, consents, reviews of securities filings and statutory audits.

(2)                                 “Audit-Related Fees” include services that are traditionally performed by the auditor.  These audit-related services include employee benefit audits, due diligence assistance, accounting consultations on proposed transactions, internal control reviews and audit or attest services not required by legislation or regulation.

(3)                                 “Tax Fees” include fees for all tax services other than those included in “Audit Fees” and “Audit-Related Fees”.  This category includes fees for tax compliance, tax planning and tax advice.  Tax planning and tax advice includes assistance with tax audits and appeals, tax advice related to mergers and acquisitions, and requests for rulings or technical advice from tax authorities.

(4)                                 “All Other Fees” include all other non-audit services.

RATIFICATION OF THE RIGHTS OF COMMON SHARES

The Corporation was incorporated on November 2, 2000 under the then Company Act (British Columbia). On April 19, 2002 the Corporation continued from the Company Act (British Columbia) to the Canada Business Corporations Act (the “CBCA”) under federal jurisdiction. In connection with this transition, the Corporation was required to amend its articles to provide for share rights and restrictions for both of its outstanding classes of preferred shares and Common Shares.

The rights and restrictions of the Corporation’s Common Shares have not been altered since the Corporation’s formation. However, at the time of continuance, no amendment was passed adopting share rights and restrictions in the Corporation’s Articles pursuant to the CBCA. Accordingly, the board of directors of the Corporation is asking holders of Common Shares to ratify the rights and restrictions and approve Articles of Amendment in respect of the same in the form attached hereto as Schedule “A” (the “Articles of Amendment”).

To be approved, the special resolution must be passed by 66 2/3% of the votes cast by the holders of Common Shares at the Meeting. Management unanimously recommends a vote “for” in respect of the resolution approving the ratification of the rights and restrictions of the Common Shares.

“BE IT RESOLVED AS AN ORDINARY RESOLUTION THAT:

1.                                      The Articles of Amendment are hereby ratified and shall continue and remain in effect.

2.                                      Any one director or officer of the Corporation is authorized and directed, on behalf of the Corporation, to take all necessary steps and proceedings and to execute, deliver and file any and all declarations, agreements, documents and other instruments and do all such other acts and things that may be necessary or desirable to give effect to this ordinary resolution.”

AMENDMENT OF STOCK OPTION PLAN

Shareholders will be asked to approve an ordinary resolution set forth below in (the “Option Plan Resolution”) ratifying the Corporation’s existing stock option plan (the “Option Plan”) and approving certain amendments to the number of shares available for issuance under the Option Plan.

The current fixed share option plan provides that 8,023,515 Common Shares (approximately 20% of the then issued and outstanding Common Shares of the Corporation) are reserved for issuance as options for eligible optionees (the “Optionees”).

The Fixed Plan was adopted to offer incentive to directors, officers, employees, management and others who provide services to the Corporation or any subsidiary, to act in the best interests of the Corporation. Any previous granted options are governed by the Option Plan, and if options granted expire or terminate for any reason without having been exercised, the un-purchased Common Shares will again be available under the Option Plan.  The policies of the TSX Venture Exchange provide that the Corporation must seek shareholder approval for such plan annually.

At the Meeting, shareholders will be asked to approve an amendment to the Option Plan to increase the number of options available to be granted from 8,023,515 to 9,171,596, an increase of 1,148,081. If approved, the Corporation will reserve an equal number of Common Shares for issuance pending the issuance, and exercise, of the options. The Option Plan has also been amended to provide that in the event of a change of control of the Corporation, or in the event of a sale of all or substantially all of either the Tiara or Reducer assets, all previously granted options will immediately vest and become exercisable.

To be approved, the resolution amending the Option Plan must be passed by a majority of the votes cast by the holders of Common Shares at the Meeting. Management unanimously recommends a vote “for” in respect of the resolution approving the amendments to the Option Plan.

“BE IT RESOLVED AS AN ORDINARY RESOLUTION THAT:

1.                                      The Option Plan of the Corporation is hereby ratified and amended and shall continue and remain in effect until further ratification is required pursuant to the rules of the TSX Venture Exchange or other applicable regulatory requirements.

2.                                      Any one director or officer of the Corporation is authorized and directed, on behalf of the Corporation, to take all necessary steps and proceedings and to execute, deliver and file any and all declarations, agreements, documents and other instruments and do all such other acts and things that may be necessary or desirable to give effect to this ordinary resolution.”

APPROVAL OF PRIOR STOCK OPTION GRANTS

Shareholders will be asked to approve a resolution as set forth below in ratifying previous grants of options to the Corporation’s board of directors and management team (the “Granted Options”).

In 2013, the board of directors granted the options set forth in the table below. The Granted Options were granted subject to the terms and conditions of the Option Plan. Because these Granted Options caused the Company to exceed the number of available options set out in the Option Plan, the underlying options may not be exercised unless and until the number of available options set out in the Option Plan is increased and the Granted Options are approved by shareholders. The table below sets out the number of stock option grants that were granted in excess of the number of available options set out in the Option Plan.

Recipient	Number of Options	Weighted Average Exercise Price	Grant Date
Paul Geyer	80,000	$2.49	February 28, 2018
Steve Rubin	75,000	$2.49	February 28, 2018
Dr. Jane Hsiao	65,000	$2.49	February 28, 2018
Doug Janzen	65,000	$2.49	February 28, 2018
Dr. William O’Neil	65,000	$2.49	February 28, 2018
Alexei Marko	40,000	$2.49	February 28, 2018
Chris Clark	32,000	$2.49	February 28, 2018
Brian MacPherson	24,000	$2.49	February 28, 2018
Shmuel Banai	16,000	$2.49	February 28, 2018
Randy Lane	16,000	$2.49	February 28, 2018
Marc Schwartz	16,000	$2.49	February 28, 2018
Mark Pace Floridia	8,000	$2.49	February 28, 2018

Pursuant to the policies of the TSX-V, the resolution approving the Granted Options is subject to the approval of Disinterested Shareholders, as such term is defined in the TSX-V Corporate Finance Manual. Consequently, the resolution to approve the Granted Options is subject to a simple majority vote of the Corporation’s shareholders, excluding the votes cast by any person that holds any of the Granted Options or any Associate of such Person (all capitalized terms as defined in the TSX-V Corporate Finance Manual).  All other shareholders of the Corporation will be entitled to vote on this resolution.

To be approved, the resolution approving the option grants must be passed by a majority of the votes cast by the Disinterested Shareholders of Common Shares at the Meeting. Management unanimously recommends a vote “for” in respect of the resolution approving the option grants.

“BE IT RESOLVED AS AN ORDINARY RESOLUTION THAT:

1.                                      The grant of options to purchase common shares to members of the board of directors and certain members of management as presented to the Corporation’s shareholders is hereby ratified and approved.

2.                                      Any one director or officer of the Corporation is authorized and directed, on behalf of the Corporation, to take all necessary steps and proceedings and to execute, deliver and file any and all declarations, agreements, documents and other instruments and do all such other acts and things that may be necessary or desirable to give effect to this ordinary resolution.”

CORPORATE GOVERNANCE

General

Corporate governance refers to the policies and structure of the board of directors of a corporation, whose members are elected by and are accountable to the shareholders of the corporation.  Corporate governance encourages establishing a reasonable degree of independence of the board of directors from executive management and adoption of policies to ensure the board of directors recognizes the principles of good management.  The Board is committed to sound corporate governance practices, as such practices are both in the interests of shareholders and help to contribute to effective and efficient decision-making.

The Board believes that good corporate governance improves corporate performance and benefits all shareholders.  The Canadian Securities Administrators (the “CSA”) have adopted National Policy 58-201 Corporate Governance Guidelines, which provides non-prescriptive guidelines on corporate governance practices for reporting issuers such as the Corporation.  In addition, the CSA have implemented National Instrument 58-101 Disclosure of Corporate Governance Practices (“NI 58-101”), which prescribes certain disclosure by the Corporation of its corporate governance practices.  This section sets out the Corporation’s approach to corporate governance and addresses the Corporation’s compliance with NI 58-101.

Board of Directors

The Board currently consists of six directors: Paul Geyer (Chairman of the Board), Alexei Marko (Chief Executive Officer), Doug Janzen, Steven Rubin, Dr. Jane Hsiao and Dr. William O’Neill.

Doug Janzen, Steven Rubin, Dr. Jane Hsiao and Dr. William O’Neill are independent directors as defined in NI 58-101 and NI 52-110.  Paul Geyer (a former officer of the Corporation) and Alexi Marko (an officer of the Corporation) are deemed not to be independent directors of the Corporation.

The Board meets at least every quarter for a formal meeting of the Board.  In addition, management provides updates to the Board on a monthly basis between Board meetings.  Depending on the level of activity, the Board will meet on an ad hoc basis where necessary to provide input and guidance to management.  In general, management consults with the Board frequently and the Board is well informed regarding the Corporation’s affairs.

Where necessary, the Board strikes special committees of independent directors to deal with matters requiring independence, including supervision over and review of performance of management. Composition of the Board is such that a majority of the independent directors have significant experience in corporate affairs. As a result, these Board members are able to provide significant and valuable independent supervision over management.

Directorships

The following directors of the Corporation are also directors of other reporting issuers as set out below:

Name of Director	Name of Reporting Issuer	Name of Exchange Listed On
Douglas Janzen	Ico Therapeutics Inc	TSXV
Steven Rubin	Castle Brands, Inc. Kidville, Inc. Non Invasive Monitoring Systems, Inc. OPKO Health, Inc. Prolor Biotech, Inc. Safestitch Medical, Inc. Tiger Media, Inc. Tiger X Medical, Inc.	NYSE Amex OTCBB OTCBB NYSE NYSE Amex OTCBB NYSE Amex OTCBB
Dr. Jane Hsiao	Non Invasive Monitoring Systems, Inc. OPKO Health, Inc. Prolor Biotech, Inc. Safestitch Medical, Inc.	OTCBB NYSE NYSE Amex OTCBB

Orientation and Continuing Education

The Corporation has developed a board manual outlining the salient information about the Corporation and the duties necessary for directors to serve effectively.  Most Board meetings are held by conference call, often including presentations by various functional areas, to give Board members additional insight into the business.  The Corporation supports and encourages Board members to engage in ongoing director’s education in particular areas to maintain the skill and knowledge necessary to effectively perform their duties.

Ethical Business Conduct

The Board has adopted a written Code of Business Conduct and Ethics (the “Code”) governing directors, officers and employees.  The Board monitors compliance with the Code by ensuring that all employees have read and understood the Code and by charging management with bringing to the Board’s attention any issues that arise with respect to the Code.  In addition, the Board has adopted a whistle-blower policy and process, which allows for anonymous submission of complaints or issues relating to the Code or to any accounting or financial improprieties that may arise.

The Corporation also has a blackout policy and a policy restricting insider trading that is followed by members of the Board, executive officers, and employees.

Nomination of Directors

Once a decision has been made to add or replace a director, the task of identifying new candidates falls on the Governance and Nominating Committee, the Board and management.  Proposals are put forth by the Governance and Nominating Committee, the Board and management and considered and discussed.  If a candidate looks promising, the Governance and Nominating Committee, the Board and management will conduct due diligence on the candidate and if the results are satisfactory, the candidate is invited to join the Board.

Compensation

The Chief Executive Officer’s (“CEO”) compensation is determined by the Board (excluding the CEO), based on the recommendation of the Board’s Compensation Committee, which was formed to conduct research into compensation matters and make a recommendation to the Board.

Compensation for Board members is determined by the Board as a whole and in accordance with industry norms.  See heading “Statement of Executive Compensation — Compensation Committee”.

Board Committees

To assist in the discharge of its responsibilities, the Board has designated three standing committees: an Audit Committee, a Compensation Committee and a Governance and Nominating Committee.

The Board makes every effort to ensure these committees are staffed to the extent possible with independent Directors.

The Board believes that its proper governance and effectiveness in carrying out its duties is greatly enhanced by the use of committees.

The Audit Committee oversees the financial reporting procedures to satisfy itself that there are adequate internal controls over accounting and financial reporting systems.  The Audit Committee sets out its duties and responsibilities in the Audit Committee Charter of the Corporation.  See heading “Audit Committee and Relationship with Auditor”.

The compensation committee is composed of Dr. Jane Hsiao, Doug Janzen and Dr. William O’Neill, all of whom are independent directors (the “Compensation Committee”).  The Compensation Committee provides, on behalf of the Board, detailed review, oversight and approval of the Corporation’s policies, practices and procedures relating to human resources to ensure ongoing, long-term development and deployment of high-calibre senior management resources.  See heading “Statement of Executive Compensation — Compensation Committee”.

The governance and nominating committee is currently composed of Steven Rubin, Dr. Jane Hsiao, and Dr. William O’Neill (the “Governance and Nominating Committee”).  All members of the Governance and Nominating Committee are independent directors.

The Governance and Nominating Committee is mandated to be responsible for and make recommendations to the Board concerning the governance matters pertaining to the shareholders and the Board.

The Governance and Nominating Committee:

•                                          has the specific and ongoing responsibility to review the state of the Corporation’s corporate governance as to quality and effectiveness and to recommend enhancements to the Board;

•                                          reviews the role and composition of the Board and its committees and the methods and processes by which the Board fulfils its duties;

•                                          reviews the performance of the Board, its committees and the directors;

•                                          considers Board and committee agendas and the quality of material being presented;

•                                          establishes criteria for election and re-election as a director, thereby managing the director nomination process; and

•                                          reviews and monitors the Corporation’s compliance with the TSXV or other applicable standards relating to Board responsibilities.

Compensation Committee

The Compensation Committee the Corporation is composed of Dr. Jane Hsiao (Chair), Doug Janzen and Dr. William O’Neill, all of whom are independent directors of the Corporation.  See heading “Director Biographies” above for a description of the education and experience of each of the members of the Compensation Committee that is relevant to their performance as a Compensation Committee member.  All members of the Compensation Committee have held senior positions within similar companies or faculties and are familiar with designing and reviewing executive compensation packages through their roles within those companies.

The Compensation Committee provides, on behalf of the Board, detailed review, oversight and approval of the Corporation’s policies, practices and procedures relating to human resources to ensure ongoing, long-term development and deployment of high-caliber senior management resources.

The Compensation Committee:

•                                          reviews the performance of the CEO and succession planning for the CEO;

•                                          reviews the Corporation’s compensation program (the “Executive Compensation Program”) to ensure the relationship between senior management performance and compensation is appropriate and set with reference to competitive benchmarks and broader market data;

•                                          reviews human resource matters with emphasis on overall strategy and programs relating to the recruitment, development and retention of personnel;

•                                          reviews overall compensation programs;

•                                          monitors succession planning for senior management; and

•                                          approves investment policies and oversees the administration of the pension plan to ensure fiduciary obligations are met in accordance with established rules, policies and guidelines.

Other Board Committees

The Board has from time to time designated and may in the future designate ad hoc committees to assist in the discharge of its responsibilities.  During the most recently completed financial year, the Corporation did not designate any ad hoc committees.

Assessments

The Board does not have a formal process to satisfy itself that the Board, its committees and its individual directors are performing effectively.  At present, the Governance and Nominating Committee and the Board assess the effectiveness of the Board, its committees and individual directors on an ongoing basis.

Position Descriptions

The Board has developed written position descriptions for the Chairman of the Board and the CEO. The Chairman of the Board is responsible for ensuring that the Board discharges its responsibilities, scheduling and chairing regular meetings of the Board, chairing shareholder meetings and ensuring all Board members have the full opportunity to participate in issues coming before the Board.  The CEO’s position description includes ensuring that shareholder value is enhanced through development and execution of the Corporation’s strategic plan, business development and intellectual property development objectives.

STATEMENT OF EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Committee

The Compensation Committee of Neovasc Inc. (“Neovasc” or the “Company”) is composed of Dr. Jane Hsiao (Chair), Doug Janzen and Dr. William O’Neill, all of whom are independent directors of the Company. The Compensation Committee provides, on behalf of the board of directors (the “Board”), detailed review, oversight and approval of the Company’s policies, practices and procedures relating to human resources to ensure ongoing, long-term development and deployment of high-caliber senior management resources.  The Compensation Committee:

•                                          reviews the performance of the Chief Executive Officer (“CEO”) and succession planning for the CEO;

•                                          reviews the Company’s compensation program (the “Executive Compensation Program”) to ensure the relationship between senior management performance and compensation is appropriate and set with reference to competitive benchmarks and broader market data;

•                                          reviews human resource matters with emphasis on overall strategy and programs relating to the recruitment, development and retention of personnel;

•                                          reviews overall compensation programs;

•                                          monitors succession planning for senior management; and

•                                          approves investment policies and oversees the administration of the pension plan to ensure fiduciary obligations are met in accordance with established rules, policies and guidelines.

Compensation Discussion and Analysis

The Executive Compensation Program is set to attract and retain the best available talent while efficiently utilizing available resources.  The Company compensates executive management with a package typically including a base salary (“Base Salary”), an incentive compensation plan (“Incentive Compensation”)

and equity compensation (the “Equity Compensation”) designed to be competitive with comparable employers and to align management’s compensation with the long-term interests of the Company’s shareholders.  In considering executive management’s compensation, the Board also takes into consideration the financial condition of the Company.  The Base Salary is set in comparison to the comparable positions in the market and in the industry, the Incentive Compensation is used as a short-term incentive to achieve Company objectives and the Equity Compensation is designed to allow the participants to enjoy the benefits of any increase in Company valuation and share price, should such an increase occur.

The Base Salary, Incentive Compensation and Equity Compensation for the Company’s Named Executive Officers (the “NEOs”, including the Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) and Chief Operating Officer (“COO”)) were determined by the Compensation Committee.  The Compensation Committee set the compensation of the NEOs using generally available market data and their combined industry experience.  The Compensation Committee delegated to the NEOs the responsibility to set the compensation packages for all other senior management and staff.

The Company implemented a non-cash stock-based bonus scheme for the years ended December 31, 2010, 2011 and 2012 which was applied to all of the NEOs.  The stock-based bonus scheme for 2010 included objectives pertaining to revenue, EBITDA and COSIRA clinical trials.  The NEOs were awarded 93% of their potential stock-based award for 2010 based on their achievements against the objectives and for other developments that had not been contemplated when the compensation scheme was implemented.  The stock-based bonus scheme for 2011 included objectives pertaining to revenue, EBITDA, COSIRA clinical trials and Tiara developments. The NEOs were awarded 95.5% of their potential stock-based award for 2011 based on their achievements against the objectives.  The stock-based bonus scheme for 2012 included objectives pertaining to EBITDA, COSIRA clinical trials and Tiara developments.

The Board maintains the authority to award Equity Compensation, including stock options, to the Company’s NEOs in such amounts and on such terms as the Board determines in its sole discretion.  Neovasc has a 20% fixed stock option plan in which the Board can grant up to 8,023,515 stock options, representing 20% of the issued and outstanding share capital of the Company at the time the 20% fixed plan was approved. The Compensation Committee reviews each executive’s contribution to the Company’s strategic goals periodically and makes recommendations to the Board.  The Board will take factors such as changes in control provisions, performance criteria and previous grants into account in granting these executives’ options.  The CEO and CFO were consulted on the grant of Equity Compensation and made recommendations on the grant of stock options, but the actual compensation amount was recommended by the Compensation Committee and approved by the Board.

Summary Compensation Table

Set out below are particulars of compensation paid to the following named executive officers (the “NEOs”):

(a)                                 the CEO of Neovasc or any person that acted in a similar capacity during the most recently completed fiscal year;

(b)                                 the CFO of Neovasc or any person that acted in a similar capacity during the most recently completed fiscal year;

(c)                                  each of Neovasc’s three most highly compensated executive officers, other than the CEO and the CFO, who were serving as executive officers at the end of the most recently completed fiscal year and whose total compensation was more than $150,000 per year; and

(d)                                 any additional individuals for whom disclosure would have been provided under (c) except that the individual was not serving as an executive officer of Neovasc at the end of the most recently completed financial year.

During the most recently completed financial year of Neovasc, Neovasc had three NEOs, namely Alexei Marko, CEO, Chris Clark, CFO and Brian McPherson, COO.

Actions, Decisions or Policies Made After December 31, 2012

On February 28, 2013, the Corporation granted 855,250 options to its Board, management and staff.  The options have an exercise price of $2.49.  Of these options, 350,000 vested immediately, 152,000 will vest on December 31, 2013 contingent upon management achieving certain performance milestones established by the Board, and 353,250 will vest 20 percent on the grant date and 20 percent on each of the following four anniversaries of the grant date. Of the total 855,250 newly-granted options, 502,000 have been drawn from the increased option pool described herein. These 502,000 options remain subject to shareholder approval and cannot be exercised until such approval is received.

Given the evolving nature of the Corporation’s business, the Board continues to review and redesign the overall compensation plan for senior management so as to continue to address the objectives identified above.

Option-based Awards

The stock-based bonus scheme for 2012 included objectives pertaining to revenue, EBITDA, COSIRA clinical trials, and Tiara developments.  The NEOs were awarded 41% of their potential stock-based award for 2012 based on their achievements against the objectives.

The Board maintains the authority to award Equity Compensation, including granting options to the Corporation’s NEOs and directors in such amounts and on such terms as the Board determines in its sole discretion.  The Corporation has a 20% fixed share option plan under which the Board can grant options exercisable for up to 8,023,515 Common Shares of the Corporation.  The Compensation Committee reviews each executive’s contribution to the Corporation’s strategic goals periodically and makes recommendation to the Board.  The Board takes into account factors such as, changes in control provisions, performance criteria and previous grants when granting options to the executives.  The CEO and CFO are consulted on the grant of Equity Compensation and make recommendations on the grant of options, but the actual compensation amount is recommended by the Compensation Committee and approved by the Board.

See heading “Securities Authorized for Issuance under Equity Compensation Plans” for further information regarding the Corporation’s share option plan.

EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table

The compensation paid to the NEOs during the Corporation’s three most recently completed financial years ended December 31, 2010, 2011 and 2012 is summarized as follows and expressed in US dollars unless otherwise noted:

						Non-Equity Incentive Plan Compensation
Name and Principal Position	Year	Salary ($)	Share- Based Awards ($)	Option- Based Awards(1) ($)		Annual Incentive Plans(2) ($)	Long-term Incentive Plan ($)	Pension Value ($)	All Other Compensation ($)	Total Compensation ($)
Alexei Marko	2012	$275,000	N/A	$310,375	(3)	NIL	N/A	N/A	NIL	$585,375
CEO(4)	2011	$250,000	N/A	$206,925	(3)	NIL	N/A	N/A	NIL	$456,925
	2010	$250,000	N/A	$155,000	(3)	NIL	N/A	N/A	NIL	$405,000

Chris Clark	2012	$220,000	N/A	$248,300	(3)	NIL	N/A	N/A	NIL	$468,300
CFO(5)	2011	$200,000	N/A	$165,540	(3)	NIL	N/A	N/A	NIL	$365,540
	2010	$200,000	N/A	$116,250	(3)	NIL	N/A	N/A	NIL	$316,250

Brian McPherson	2012	$175,000	N/A	$186,225	(3)	NIL	N/A	N/A	NIL	$361,225
COO(6)	2011	$157,500	N/A	$124,155	(3)	NIL	N/A	N/A	NIL	$281,655
	2010	$150,000	N/A	$77,500	(3)	NIL	N/A	N/A	NIL	$227,500

Notes:

(1)         The Corporation uses the Black-Scholes option pricing model to calculate the fair value of option based awards. The model requires six key inputs: risk free interest rate, exercise price, market price at date of issue, expected dividend yield, expected life and expected volatility, all of which, other than the exercise price and market price, are estimates by management of the Corporation. The fair value was computed using the Black-Scholes option pricing model with the following assumptions:  a) average risk-free interest rate of 1.5%; b) expected life of 5 years; c) the price of the stock on the grant date of $1.45; d) expected volatility of 144.46%; and e) no expected dividend payments.  The Black-Scholes model was used to compute option fair values because it is the most commonly used option pricing model and is considered to produce a reasonable estimate of fair value.

(2)         An annual incentive plan was in place for the 2009 fiscal year.  It was approved by the Board and administered by the Compensation Committee.  The NEOs waived their bonuses for the year ended December 31, 2009.

(3)         These numbers are calculated in accordance with IFRS 2 Share-based Payment (pre and post adoption of IFRS) and are the same numbers as used in the Corporation’s financial statements.

(4)         Mr. Marko was appointed as Chief Executive Officer on July 1, 2008.

(5)         Mr. Clark was appointed as Chief Financial Officer on October 1, 2007.

(6)         Mr. McPherson was appointed as Chief Operating Officer on June 9, 2009.

INCENTIVE PLAN AWARDS

Outstanding Share-based Awards and Option-based Awards

No share-based awards were granted to the NEOs in the most recent financial year.  The following table sets out all option-based awards as at December 31, 2012, for each NEO:

	Option- based Awards				Share-based Awards
Name and Principal Position	Number of securities underlying unexercised options	Option exercise price ($)	Option expiration date	Value of unexercised in-the-money options ($)(1)	Number of shares or units of shares that have not vested	Market or payout value of share-based awards that have not vested ($)	Market or payout value of vested share- based awards not paid out or distributed ($)
Alexei Marko	816	$0.20	July 1, 2013	$1,142	N/A	N/A	N/A
CEO	290,250	$1.15	October 31, 2013	$130,613	N/A	N/A	N/A
	500,000	$0.355	February 19, 2015	$622,500	N/A	N/A	N/A
	232,500	$1.00	January 26, 2016	$139,500	N/A	N/A	N/A
	238,750	$1.45	February 3, 2017	$35,813	N/A	N/A	N/A
Chris Clark	118,750	$1.15	October 31, 2013	$53,438	N/A	N/A	N/A
CFO	375,000	$0.355	February 19, 2015	$466,875	N/A	N/A	N/A
	186,000	$1.00	January 26, 2016	$111,600	N/A	N/A	N/A
	191,000	$1.45	February 3, 2017	$28,650	N/A	N/A	N/A
Brian McPherson	99,000	$1.15	October 31, 2013	$44,550	N/A	N/A	N/A
COO	250,000	$0.355	February 19, 2015	$311,250	N/A	N/A	N/A
	139,500	$1.00	January 26, 2016	$83,700	N/A	N/A	N/A
	143,250	$1.45	February 3,2017	$21,488	N/A	N/A	N/A

Notes:

(1)         Value of unexercised in-the-money options is calculated based upon the difference between the market value of the Corporation’s common shares as at December 31, 2012 ($1.60 closing price on the TSX Venture Exchange) and the exercise price of the options.

Incentive Plan Awards — Value Vested or Earned During the Year

The following table summarizes the value vested or earned under incentive plans for the most recently completed financial year, for each NEO:

Name and Principal Position	Option-Based Awards — Value Vested During the Year ($)(1)	Share-Based Awards — Value Vested During the Year ($)	Non-Equity Incentive Plan Compensation — Value Earned During the Year ($)
Alexei Marko CEO	$428,375	N/A	N/A
Chris Clark CFO	$324,803	N/A	N/A
Brian McPherson COO	$209,651	N/A	N/A

Notes:

(1)                                All options are granted at market price.

PENSION PLAN BENEFITS

The Corporation does not provide a pension plan for NEOs.  The Corporation matches 50% of the contributions paid by NEOs into their Registered Retirement Savings Plans (“RRSP”).  The NEOs each contribute 7.5% of their salaries to their respective RRSPs and receive a benefit of a 3.75% contribution paid by the Corporation.

TERMINATION, CHANGE OF CONTROL BENEFITS AND EMPLOYMENT CONTRACTS

The Corporation has not entered into any contracts, agreements, plans or arrangements that provide to a NEO at, following or in connection with any termination (whether voluntary, involuntary or constructive), resignation, retirement, a change in control of the Corporation or a change in a NEO’s responsibilities.

The following is a summary of the employment agreements the Corporation has entered into with its NEOs:

1.                                      The Corporation’s subsidiary Angiometrx Inc. had an employment contract with Alexei Marko, President of Angiometrx Inc. which terminated in 2006.  Mr. Marko continued to receive compensation at the rate specified in subsequent written offers by the Corporation.  In October 2007, Mr. Marko was promoted to the position of President and COO with a gross salary of $200,000 per annum plus a bonus of up to 30% of gross salary based on meeting certain operational objectives. On July 1, 2008, Mr. Marko was promoted to the position of CEO with a gross salary of $250,000 per annum plus a new non-cash stock-based bonus scheme based on meeting certain operational objectives.

2.                                      Mr. Clark was hired on April 2, 2007 as Director of Finance under an offer of employment letter and continued to receive compensation at the rate offered by the Corporation.  In October 2007, Mr. Clark was promoted to the position of CFO with a gross salary of $150,000 per annum plus a bonus of up to 30% of gross salary based on meeting certain operational objectives.  On July 1, 2008, Mr. Clark’s gross salary was raised to $200,000 per annum plus a new non-cash stock-based bonus scheme based on meeting certain operational objectives.

3.                                      Mr. McPherson was hired on March 27, 2006 as Director of Operations.  Mr. McPherson continued to receive compensation at a rate offered by the Corporation.  On June 9, 2009, Mr. McPherson was promoted to COO with a gross salary of $150,000 per annum plus a stock-based bonus based on meeting certain operational objectives.  Mr. McPherson received a salary increase to $157,500 effective on January 1, 2011.

DIRECTOR COMPENSATION

In 2012, the directors of the Corporation (excluding any executive officers) were paid an annual retainer of US$10,000, without any meeting fees.  In addition the Chairman of the Board, Mr. Paul Geyer, was paid an extra annual retainer of US$5,000 and the Chairman of the Audit Committee, Mr. Steven Rubin, was paid an extra annual retainer of US$5,000.

Summary Compensation Table

During the Corporation’s most recently completed financial year of December 31, 2012, the compensation paid to each director, who was not an NEO, is summarized as follows:

					Non-equity incentive plan compensation ($)
Name and principal position	Salary ($)	Share- based awards ($)	Option- based awards ($)(1)		Annual incentive plans	Long- term incentive plans	Pension value ($)	All other compensation ($)	Total compensation ($)
Douglas Janzen Director	$9,904	N/A	$130,500	(2)	N/A		N/A	N/A	$140,404
Paul Geyer Chairman	$14,855	N/A	$104,000	(2)	N/A		N/A	N/A	$118,855
Steven Rubin Director	$14,855	N/A	$97,500	(2)	N/A		N/A	N/A	$112,355
Jane Hsiao Director	$9,904	N/A	$84,500	(2)	N/A		N/A	N/A	$94,404
William O’Neill Director	$9,904	N/A	$84,500	(2)	N/A		N/A	N/A	$94,404

Notes:

(1)         The Corporation uses the Black-Scholes option pricing model to calculate the fair value of option based awards. The model requires six key inputs: risk free interest rate, exercise price, market price at date of issue, expected dividend yield, expected life and expected volatility, all of which, other than the exercise price and market price, are estimates by management of the Corporation. The fair value was computed using the Black-Scholes option pricing model with the following assumptions:  a) average risk-free interest rate of 1.5%; b) expected life of 5 years; c) the price of the stock on the grant date of $1.45; d) expected volatility of 144.46%; and e) no expected dividend payments.  The Black-Scholes model was used to compute option fair values because it is the most commonly used option pricing model and is considered to produce a reasonable estimate of fair value.

(2)         These numbers are calculated in accordance with IFRS 2 Share-based Payment (pre and post adoption of IFRS) and are the same numbers as used in the Corporation’s financial statements.

Share-based Awards and Option-based Awards

No share-based awards were granted to the directors in the most recent financial year.  The following table sets out all option-based awards as at December 31, 2012, for each director who was not an NEO:

	Option- based Awards				Share-based Awards
Name and Principal Position	Number of securities underlying unexercised options	Option exercise price ($)	Option expiration date	Value of unexercised in-the-money options ($)(1)	Number of shares or units of shares that have not vested	Market or payout value of share-based awards that have not vested ($)	Market or payout value of vested share- based awards not paid out or distributed ($)
Paul Geyer	15,000	$1.15	October 31, 2013	$6,750	N/A	N/A	N/A
Chairman	100,000	$0.40	February 2, 2014	$120,000	N/A	N/A	N/A
	17,500	$0.355	February 19, 2015	$21,788	N/A	N/A	N/A
	62,500	$0.355	May 17, 2015	$77,813	N/A	N/A	N/A
	80,000	$1.00	January 26, 2016	$48,000	N/A	N/A	N/A
	80,000	$1.45	February 3, 2017	$12,000	N/A	N/A	N/A
Douglas Janzen	15,000	$1.15	October 31, 2013	$6,750	N/A	N/A	N/A
Director	52,500	$0.40	February 2, 2014	$63,000	N/A	N/A	N/A
	12,500	$0.355	February 19, 2015	$15,563	N/A	N/A	N/A
	52,500	$0.355	May 17, 2015	$65,363	N/A	N/A	N/A
	65,000	$1.00	January 26, 2016	$39,000	N/A	N/A	N/A
	65,000	$1.45	February 3, 2017	$9,750	N/A	N/A	N/A
	40,000	$1.30	September 19, 2017	$12,000	N/A	N/A	N/A
Jane Hsiao	15,000	$1.15	October 31, 2013	$6,750	N/A	N/A	N/A
Director	50,000	$0.40	February 2, 2014	$60,000	N/A	N/A	N/A
	17,500	$0.355	February 19, 2015	$21,788	N/A	N/A	N/A
	52,500	$0.355	May 17, 2015	$65,363	N/A	N/A	N/A
	65,000	$1.00	January 26, 2016	$39,000	N/A	N/A	N/A
	65,000	$1.45	February 3, 2017	$9,750	N/A	N/A	N/A
Steven Rubin	15,000	$1.15	October 31, 2013	$6,750	N/A	N/A	N/A
Director	50,000	$0.40	February 2, 2014	$60,000	N/A	N/A	N/A
	22,500	$0.355	February 19, 2015	$28,013	N/A	N/A	N/A
	57,500	$0.355	May 17, 2015	$71,588	N/A	N/A	N/A
	75,000	$1.00	January 26, 2016	$45,000	N/A	N/A	N/A
	75,000	$1.45	February 3, 2017	$11,250	N/A	N/A	N/A
William O’Neill	10,000	$1.15	October 31, 2013	$4,500	N/A	N/A	N/A
Director	55,000	$0.40	February 2, 2014	$66,000	N/A	N/A	N/A
	12,500	$0.355	February 19, 2015	$15,563	N/A	N/A	N/A
	52,500	$0.355	May 17, 2015	$65,363	N/A	N/A	N/A
	65,000	$1.00	January 26, 2016	$39,000	N/A	N/A	N/A
	65,000	$1.45	February 2, 2017	$9,750	N/A	N/A	N/A

Notes:

(1)         Value of unexercised in-the-money options is calculated based upon the difference between the market value of the Corporation’s common shares as at December 31, 2012 ($1.60 closing price on the TSX Venture Exchange) and the exercise price of the options.

Incentive Plan Awards — Value Vested or Earned During the Year

The following table summarizes the value vested or earned under incentive plans for the most recently completed financial year, for each director who was not an NEO:

Name and Principal Position	Option-Based Awards — Value Vested During the Year ($)(1)	Share-Based Awards — Value Vested During the Year ($)	Non-Equity Incentive Plan Compensation — Value Earned During the Year ($)
Paul Geyer Chairman	$810	N/A	N/A
Douglas Janzen Director	$810	N/A	N/A
Jane Hsiao Director	$810	N/A	N/A
Steven Rubin Director	$810	N/A	N/A
William O’Neill Director	$540	N/A	N/A

Notes:

(1)         All options are granted at market price.

Douglas Janzen exercised 2,188 options that were expiring during the year ended December 31, 2012.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The shareholders of the Corporation approved a new and updated share option plan at the annual general meeting of shareholders held on June 12, 2012.

Equity Compensation Plan Information

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights (as at December 31, 2012)		Weighted-average exercise price of outstanding options, warrants and rights (as at December 31, 2012)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (as at December 31, 2012)
Equity compensation plans approved by securityholders	7,372,528	(1)	$0.94	650,987
Equity compensation plans not approved by securityholders	N/A		N/A	N/A
Total	7,372,528	(1)	$0.94	650,987

Notes:

(1)         Upon shareholder approval to the amendments to the Corporation’s stock option plan, the number of shares available for grant as stock options will be set at 9,171,596.

The current fixed share option plan (the “Option Plan”), provides that 8,023,515 Common Shares (approximately 20% of the then issued and outstanding Common Shares of the Corporation) are reserved for issuance as options for eligible optionees (the “Optionees”).  The Option Plan enables the directors, officers, employees and consultants of the Corporation and its affiliates to participate in the growth and development of the Corporation by providing such persons with the opportunity, through options to purchase Common Shares, to acquire an increased proprietary interest in the Corporation that is aligned with the interests of the shareholders.

The Option Plan, administered by the board of directors, may grant options to directors, officers, employees and consultants of the Corporation and its affiliates.  The board of directors, in consultation with the Corporation’s Compensation Committee, has the discretion to determine to whom options will be granted, the number and exercise price of such options and the terms and time frames in which the options will vest and be exercisable.  Options, however, may only be exercisable for a maximum of ten years from the date of grant and the exercise price of the options must be no less than the discounted market price on the last closing price of the Corporation’s shares, as defined by the TSX Venture Exchange.

The Option Plan imposes limits on the number of options that may be issued to any one Person within a twelve month period, and additionally, to consultants and employees who perform investor relations activities.  An option is personal to the grantee of the option and is non-transferable and non-assignable.  The Option Plan does not provide for or contemplate the provision of financial assistance to facilitate the exercise of options and the issuance of Common Shares.  If the employment or appointment of an option holder with the Corporation or its affiliates is terminated by either party for any reason other than termination for cause, the options held by such option holder must be exercised within 120 days of the date of termination of the option holder’s employment or appointment with the Corporation.  If terminated for cause, the options held by such option holder terminate and are cancelled upon the holder ceasing to be a director, officer or employee of the Corporation or its affiliates.

The Option Plan contains standard adjustment and anti-dilution provisions for changes in the capital structure of the Corporation.  The Option Plan also includes provisions pursuant to the recent amendments to the Income Tax Act (Canada) which requires the Corporation to withhold and remit to Canada Revenue Agency, the estimated tax on the deemed benefit arising from the exercise of a stock option.

Shareholders will be asked to approve the Option Plan Resolution as described above ratifying the Corporation’s existing stock option plan and approving certain amendments to the number of shares available for issuance and the provisions in respect of a change of control or disposition of all or substantially all of the Corporation’s assets.

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

No directors, proposed nominees for election as directors, executive officers or their respective associates or affiliates, or other management of the Corporation were indebted to the Corporation as of the end of the most recently completed financial year or as at the date hereof.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

This Management Proxy Circular, including the disclosure below, briefly describes (and, where practicable, states the approximate amount) of any material interest, direct or indirect, of any informed person of the Corporation, any proposed director of the Corporation, or any associate or affiliate of any informed person or proposed director, in any transaction since the commencement of the Corporation’s most recently completed financial year or in any proposed transaction which has materially affected or would materially affect the Corporation or any of its subsidiaries.

The following is a summary of the employment agreements the Corporation has entered into with senior management:

1.                                      The Corporation’s subsidiary Angiometrx Inc. had an employment contract with Alexei Marko, President of Angiometrx Inc. which terminated in 2006.  Mr. Marko continued to receive compensation at the rate specified in subsequent written offers by the Corporation.  In October 2007, Mr. Marko was promoted to the position of President and COO with a gross salary of $200,000 per annum plus a bonus of up to 30% of gross salary based on meeting certain operational objectives.  On July 1, 2008, Mr. Marko was promoted to the position of CEO with a gross salary of $250,000 per annum plus a new non-cash stock-based bonus scheme of up to 30% of gross salary based on meeting certain operational objectives.  Mr. Marko received a salary increase to $275,000 effective on January 1, 2012.  Mr. Marko waived all bonuses for the period from July 1, 2008 to December 31, 2009.

2.                                      Chris Clark was hired on April 2, 2007 as Director of Finance under an offer of employment letter and continued to receive compensation at the rate offered by the Corporation.  In October 2007, Mr. Clark was promoted to the position of CFO with a gross salary of $150,000 per annum plus a bonus of up to 30% of gross salary based on meeting certain operational objectives.  On July 1, 2008, Mr. Clark’s gross salary was raised to $200,000 per annum plus a new non-cash stock-based bonus scheme of up to 30% of gross salary based on meeting certain operational objectives.  Mr. Clark received a salary increase to $220,000 effective on January 1, 2012.  Mr. Clark waived all bonuses for the period from July 1, 2008 to December 31, 2009.

3.                                      Brian McPherson was hired on March 27, 2006 as Director of Operations under an offer of employment letter and continued to receive compensation at a rate offered by the Corporation.  On June 9, 2009, Mr. McPherson was promoted to the position of COO with a gross salary of $150,000 per annum plus a bonus of up to 30% of gross salary based on meeting certain operational objectives.  Mr. McPherson waived all bonuses for the period from July 1, 2008 to December 31, 2009.  Mr. McPherson received a salary increase to $157,500 effective on January 1, 2011 and a further increase to $175,000 effective on January 1, 2012.

MANAGEMENT CONTRACTS

Except as set out herein, there are no management functions of the Corporation which are to any substantial degree performed by a person or company other than the directors or executive officers of the Corporation.

DIRECTORS’ AND OFFICERS’ LIABILITY INSURANCE

The Corporation has purchased insurance for the benefit of its directors and officers against liability incurred by them, subject to certain limitations contained in and as outlined in the insurance policy.  For the 12-month period ending December 31, 2012, the policy provides coverage to directors and officers in the aggregate amount in any policy year of $3,000,000, subject to a deductible of $25,000 in respect of each claim other than a securities claim and $50,000 in respect of a securities claim.  The total premium charged for this insurance during the 2012 financial year was $21,850 CDN, and during the current year the Corporation paid $9,583 as at May 6, 2012.

PARTICULARS OF MATTERS TO BE ACTED UPON

1.                                      Election of Directors — See heading “Election of Directors” above.

2.                                      Appointment of Auditor — See heading “Appointment of Auditor” above.

3.                                      Ratification of the Rights of Common Shares — See heading “Ratification of the Rights of Common Shares” above.

4.                                      Amendment of Stock Option Plan — See heading “Amendment of Stock Option Plan” above.

5.                                      Approval of Prior Stock Option Grants — See heading “Approval of Prior Stock Option Grants” above.

ADDITIONAL INFORMATION

Additional information relating to the Corporation is available on SEDAR at www.sedar.com.  Financial information is provided in the Corporation’s comparative financial statements and management discussion and analysis for its most recently completed financial year ended December 31, 2012.  The Corporation will provide to any person or company, upon request to Chris Clark, CFO, one copy of the comparative financial statements of the Corporation filed with the applicable securities regulatory authorities for the Corporation’s two most recently completed financial years in respect to which such financial statements have been issued, together with the report of the auditor, related management’s discussion and analysis and any interim financial statements of the Corporation filed with the applicable securities regulatory authorities subsequent to the filing of the annual financial statements.

Copies of the above documents will be provided free of charge to security holders of the Corporation.  The Corporation may require payment of a reasonable charge from any person or company who is not a security holder of the Corporation, who requests a copy of any such document.  The foregoing documents are also available on SEDAR at www.sedar.com.

OTHER MATTERS

The Board is not aware of any other matters which it anticipates will come before the Meeting as of the date of mailing of this Management Proxy Circular.

DIRECTORS’ APPROVAL

The contents of this Management Proxy Circular and its distribution to shareholders have been approved by the Board of the Corporation.

DATED at Richmond, British Columbia, May 9, 2013.

BY ORDER OF THE BOARD

/s/ Alexei Marko

Alexei Marko
Chief Executive Officer

Schedule A

Rights and Restrictions of Common Shares

1.                                                                                      The Corporation amend its articles to provide that the rights, privileges, restrictions and conditions attaching to the Common shares of the Corporation are as follows:

a.                                      To vote at all meetings of shareholders of the Corporation except meetings at which only holders of a specified class of shares are entitled to vote.

b.                                      To receive, subject to the rights of the holders of another class of shares, any dividend declared by the Corporation (less any tax required to be deducted and withheld by the Corporation); and

c.                                       To receive, subject to the rights of the holders of another class of shares, the remaining property of the Corporation on the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

2.                                                                                      Any director or officer of the Corporation is hereby authorized to do all things and execute all instruments and documents necessary or desirable to carry out the foregoing.